(h)(5)(ii)

SECOND AMENDMENT

TO

RULE 12D1-4 FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment, dated as of February 3, 2023, amends the Rule 12d1-4 Fund of Funds Investment Agreement (the "Agreement"), dated January 19, 2022, between each Registrant (as defined in the Agreement), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B of the Agreement.

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of February 3, 2023.

NOW, THEREFORE, the parties agree as follows:

1.Schedule B is hereby deleted and replaced with the Schedule B hereto.

2.Capitalized terms used in this amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this amendment to be effective as of the day and year first above written.

EACH ACQUIRING FUND REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By: /s/ Erica McKenna

Name: Erica McKenna

Title: Vice President

EACH ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B OF THE AGREEMENT, ON BEHALF OF ITS APPLICABLE SERIES

By: /s/ Rachael Zufall________________________

Name: Rachael Zufall

Title: Managing Director & Associate General Counsel

SCHEDULE B: Acquired Funds

(Amended as of February 3, 2023)

TIAA-CREF Funds

TIAA-CREF Large-Cap Growth Index Fund

TIAA-CREF Large-Cap Value Index Fund

TIAA-CREF S&P 500 Index Fund

TIAA-CREF SmallCap Blend Index Fund

B-1